Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2021, with the respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Vapotherm, Inc. on Form 10-K for the year ended December 31, 2020.  We consent to the incorporation by reference of the said reports in the Registration Statement of Vapotherm, Inc. on Form S-3 (File No. 333-235657) and on Form S-8 (File No. 333-236953 and File No. 333-229327).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
February 24, 2021